Exhibit 99.1

CAI International, Inc. Announces the Passing of Its Founder and Chairman, Hiromitsu Ogawa

SAN FRANCISCO--(BUSINESS WIRE)--December 21, 2017--CAI International, Inc. (CAI) (NYSE: CAI) today regretfully announced the passing of its founder and Chairman, Hiromitsu (“Hiro”) Ogawa on December 20, 2017. Mr. Ogawa founded CAI in 1989 and has acted as its Chairman since the initial public offering in 2007, at which time he resigned his executive role as Chief Executive Officer.

Victor Garcia, CAI’s President and Chief Executive Officer, said, “It is with the deepest regret that I am announcing the passing of Hiromitsu Ogawa. Hiro founded CAI by utilizing all of his personal resources and from early on had the vision to make CAI into one of the largest container leasing companies in the world. His entrepreneurial spirit and commitment to serving customers is ingrained in the culture of the company. We will be forever grateful to Hiro for his instrumental role in CAI’s vision and success. He is an eternal friend and mentor to all of us at CAI.”

While CAI will greatly miss Mr. Ogawa and his presence at the company, the Board of Directors has been planning for a succession to Mr. Ogawa’s roles as Chairman and member of the Board of Directors. CAI will be announcing the new Chairman at a later date.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of September 30, 2017, CAI operated a worldwide fleet of approximately 1.3 million CEUs of containers, and owned a fleet of 6,795 railcars that it leases within North America. CAI operates through 24 offices located in 14 countries including the United States.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com